UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2007

ETERNAL IMAGE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-18889	20-4433227
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

28800 Orchard Lake Road, Suite 130, Farmington, MI	48334
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone number including area code: (248) 932-3333

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 - Entry into a Material Definitive Agreement

SECTION 2 – FINANCIAL INFORMATION

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an  Off-Balance Sheet Arrangement of Registrant

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 – Changes in Control of Registrant

On May 3, 2011, the Registrant finalized a working capital loan arrangement with Waterloo International Funeral Supply, LLC (an Indiana limited liability company) as the lender. The governing agreements (the “Loan Documents”) that the parties entered into are: a Working Capital Loan Agreement, Security Agreement and Escrow Agreement. Pursuant to the Loan Documents, the maximum loan amount is $525,000. Previous advances in March and April, 2011, totaling $104,300 have been included as part of the loan arrangement.

In summary, the Working Capital Loan Agreement calls for interest on advances of 4% paid quarterly with the due date on any particular advance being four years from the date of the advance. The Lender is entitled to an 8% bonus of up to $1,000,000 of the net proceeds the Registrant receives if it is acquired within five years of the date of the Loan Documents. This agreement requires Clint Mytych, the Registrant’s CEO and CFO, as a limited guarantor on the any advances, to pledge as collateral, half of his 50,000,000 shares of his voting, non-convertible preferred shares (the “Pledged Preferred Shares”). The Pledged Preferred Shares have voting rights equal to approximately 46.5% of all the Registrant’s voting shares. The voting rights attached to the Pledged Preferred Shares remain with Mr. Mytych unless the Registrant defaults on the Working Capital Loan Agreement.  The pledge arrangement is governed by a Security Agreement and an Escrow Agreement; the latter appoints Douglas R. Adelsperger as escrow agent to hold the certificate representing the Pledged Preferred Shares in escrow. Finally, the Lender has the right to appoint its representative to the Registrant’s board of directors.

The Working Capital Loan Agreement, Security Agreement and Escrow Agreement are attached hereto as Exhibits 10.1. 10.2 and 10.3, respectively, and incorporated by reference herein.

SECTION 9 – FINANCIAL STATEMENTS and EXHIBITS

Item 9.01(D)   Exhibits

Exhibit Number	Description
10.1 10.2 10.3	Working Capital Loan Agreement Security Agreement Escrow Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ETERNAL IMAGE, INC.

Date: May 10, 2011	By: /s/ Clint Mytych
Clint Mytych
Chief Executive Officer, Chief Financial Officer and Chairman